EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/11/07	Investors: Mary Kay Shaw, 630-623-7559
Media: Tara Handy, 630-623-7293

McDONALD'S STRONG PERFORMANCE CONTINUES;
AUGUST COMPARABLE SALES UP 8.1%

•	U.S. comparable sales increased 7.4%

•	Europe comparable sales increased 6.1%

•	Asia/Pacific, Middle East & Africa comparable sales increased 12.4%

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 8.1% in August. Systemwide sales for McDonald's restaurants worldwide increased 12.3% for the month (9.3% in constant currencies).
McDonald's Chief Executive Officer Jim Skinner said, "Our worldwide sales momentum continues, thanks to our customer-focused emphasis on menu variety and value, convenient service, innovative marketing and contemporary restaurants. It is clear that customers are looking for a simple, easy and enjoyable restaurant experience, and we are pleased that more and more customers are finding that experience at McDonald’s."
U.S. comparable sales rose 7.4% in August due to the ongoing strength of the Company’s breakfast business, beverages and new food offerings.
Sustained positive sales growth in France, the U.K. and Germany drove Europe’s comparable sales up 6.1% for the month. Special summertime menu offerings, along with relevant marketing, resonated with customers.
Comparable sales increased 12.4% in Asia/Pacific, Middle East and Africa due to robust sales in Japan, Australia and China. Locally relevant menu promotions, extended hours and breakfast contributed to this performance.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended August 31,	2007	2006	Reported	Currency

McDonald’s Restaurants*	8.1	6.0	12.3	9.3
Major Segments:
U.S.	7.4	3.5	8.3	8.3
Europe	6.1	8.8	14.0	7.1
APMEA**	12.4	6.1	18.2	14.9

Year-To-Date August 31,

McDonald’s Restaurants*	7.0	5.3	11.2	8.2
Major Segments:
U.S.	5.0	4.7	5.8	5.8
Europe	7.6	4.9	17.2	8.6
APMEA**	10.1	5.7	14.8	12.9

                       * Excludes non-McDonald's brands
                    ** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. This calendar shift/trading day adjustment consisted of one more Friday and one less Tuesday in August 2007 compared with August 2006. The resulting adjustment varied around the world, ranging from approximately positive 0.5% to 0.8%.

Upcoming Communications
Karen King, President - U.S. East Division, will participate in a panel discussion at the RBC Capital Markets Consumer Conference at 9:40 am (Eastern Time) on September 19, 2007. This panel discussion will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.
McDonald’s tentatively plans to release September sales on October 12, 2007.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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